EXHIBIT 10.m
AMENDMENT NUMBER SIX TO CREDIT AGREEMENT
          This AMENDMENT NUMBER SIX TO CREDIT AGREEMENT (this “Amendment”), dated as of March 25, 2009, is entered into by and among BELL INDUSTRIES, INC., a California corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the lenders signatory hereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively, the “Lenders”), and WELLS FARGO FOOTHILL, INC., a California corporation (“WFF”), as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Initially capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement (as defined below).
W I T N E S S E T H
          WHEREAS, Borrowers and the Lender Group are parties to that certain Credit Agreement, dated as of January 31, 2007 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);
          WHEREAS, the Borrowers have requested that the Agent and the Lenders make certain amendments to the Credit Agreement; and
          WHEREAS, upon the terms and conditions set forth herein, Agent and Lenders are willing to accommodate the Borrowers’ requests.
          NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Credit Agreement.
     (a) Schedule 1.1 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety: “Atlanta MDS Availability Block Amount”, “Atlanta MDS Date”, “Atlanta Net Cash Proceeds”, “Eligible SkyTel Accounts”, “MDS Availability Block Amount”, “NY MDS Availability Block Amount”, “NY MDS Date”, “NY MDS Net Cash Proceeds”, “Second Amendment Block Amount”, and “SkyTel Dilution Reserve”.
     (b) Schedule 1.1 of the Credit Agreement is hereby amended and modified by amending and restating, or adding (as applicable) the following definitions in the appropriate alphabetical order:
          ““Availability Block” means (a) from March 1, 2009 and up to and including June 30, 2009, $4,500,000, (b) from July 1, 2009 and up to and including October 31, 2009, $3,500,000, and (c) from and after November 1, 2009, $6,000,000.”
          ““Base LIBOR Rate” means the greater of (a) 3.0% percent per annum, and (b) the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower or any other Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.”
          ““Base Rate” means, the greater of (a) 3.50% percent per annum and (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.”
          ““Base Rate Margin” means (a) at any time prior to November 1, 2009, 4.00 percentage points, (b) from November 1, 2009 and up to and including January 31, 2010, 4.25 percentage points, (c) from and after February 1, 2010, 4.50 percentage points.”
          “Borrowing Base” means, as of any date of determination, the result of:
(a) 85% of the amount of Eligible Bell Accounts, less the amount, if any, of the Bell Dilution Reserve, plus
(b) 60% of the amount of Eligible Dating Terms Accounts, less the amount, if any, of the Dating Terms Dilution Reserve, plus
(c) the least of

     (i) $4,500,000,
     (ii) 50% of the value of Eligible Inventory, and
     (iii) 80% times the most recently determined Net Liquidation Percentage (the “NOLV Percentage”) times the book value of Bell Minnesota’s Eligible Inventory (it being understood that the NOLV Percentage is subject to seasonal adjustments and Agent may, in its discretion, determine the periods subject to such adjustments), minus
(d) the sum of (i) the Bank Product Reserve, (ii) the Landlord Reserve, (iii) the Ingram Micro Reserve, (iv) the GE Reserve, (v) the IBM Reserve, and (vi) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).”
          ““LIBOR Rate Margin” means (a) at any time prior to November 1, 2009, 4.00 percentage points, (b) from November 1, 2009 and up to and including January 31, 2010, 4.25 percentage points, (c) from and after February 1, 2010, 4.50 percentage points.”
     (c) Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the result of (y) the Maximum Revolver Amount at such time less (z) the Letter of Credit Usage at such time, and (ii) the result of (y) the Borrowing Base at such time less (z) the sum of (A) the Availability Block at such time plus (B) the Letter of Credit Usage at such time.”
     (d) Section 2.6(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.”
     (e) Section 2.12(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

          “(i) the Letter of Credit Usage would exceed the result of (y) the Borrowing Base less (z) the sum of (A) the Availability Block plus (B) the outstanding amount of Advances, or”
     (f) Section 3.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “3.3 Term. This Agreement shall continue in full force and effect for a term ending on March 31, 2010 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.”
     (g) Section 5.9 of the Credit Agreement is hereby amended and modified by adding the following new provision at the end thereof:
          “The foregoing to the contrary notwithstanding, Borrowers’ failure to provide Agent with a Collateral Access Agreement with respect to the following location shall not constitute an Event of Default under the Credit Agreement or any other Loan Document: 580 Yankee Doodle Road, Eagan, MN 55121.”
     (h) Section 6.16(a) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:
          “(a) Minimum Adjusted EBITDA.
                    Fail to achieve Adjusted EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$ (839,000)	For the 12 month period ending December 31, 2008

$(1,400,000)	For the 2 month period ending February 28, 2009

$(2,100,000)	For the 3 month period ending March 31, 2009

$(2,400,000)	For the 4 month period ending April 30, 2009

$(2,000,000)	For the 5 month period ending May 30, 2009

$(1,900,000)	For the 6 month period ending June 30, 2009

$(1,300,000)	For the 7 month period ending July 31, 2009

$ (500,000)	For the 8 month period ending August 31, 2009

Applicable Amount	Applicable Period
$(500,000)	For the 9 month period ending September 30, 2009

$(500,000)	For the 10 month period ending October 31, 2009

$(500,000)	For the 11 month period ending November 30, 2009

$(500,000)	For the 12 month period ending December 31, 2009
          Agent, in its Permitted Discretion, shall establish the minimum Adjusted EBITDA covenant for each trailing 12 month period after December 31, 2009, which covenant levels will be based upon Borrowers’ projections for such trailing 12 month period delivered to Agent pursuant to Section 5.3 of this Agreement and utilizing criteria similar to the criteria that Agent used to establish the Adjusted EBITDA covenants in the above table. Borrowers shall execute any amendment to this Section 6.16(a) reasonably requested by Agent in order to document the inclusion of such minimum Adjusted EBITDA covenant levels for such periods in the covenant set forth in this Section 6.16(a). If Borrowers fail to timely deliver the projections pursuant to Section 5.3 of this Agreement, the Adjusted EBITDA covenant for each succeeding trailing twelve month period, measured on a monthly basis, after December 31, 2009 shall be $10,000,000, until such time as the projections required by Section 5.3 for such periods have been delivered to Agent and Borrowers have executed an amendment requested by Agent to document the inclusion of new Adjusted EBITDA covenant levels (to be set in the manner set forth in the first sentence of this paragraph) for such periods in the Adjusted EBITDA covenant set forth in this Section 6.16(a).”
     (i) Section 6.16(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “(b) Capital Expenditures. Unless the Required Lenders, in their sole discretion, otherwise consent thereto in advance in writing, make Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2008	Fiscal Year 2009
$2,400,000	$500,000
          Agent, in its Permitted Discretion, shall establish the maximum Capital Expenditures covenant for Fiscal Year 2010, which covenant level will be based upon Borrowers’ projections for Fiscal Year 2010 delivered to Agent pursuant to Section 5.3 of this Agreement and utilizing criteria similar to the criteria that Agent used to establish the Capital Expenditures covenants in the above table. Borrowers shall execute any amendment to this Section 6.16(b) reasonably requested by Agent in order to document the inclusion of such maximum Capital Expenditures level for Fiscal Year 2010 in the covenant set forth in this Section 6.16(b). If Borrowers fail to timely deliver the projections pursuant to Section 5.3 of this Agreement, the Capital Expenditures covenant for Fiscal Year 2010 shall be $500,000 until the Projections have been delivered to Agent and Borrowers have executed an amendment requested by Agent to document the inclusion of a new Capital Expenditures covenant level for Fiscal Year 2010 (to be set in the manner set forth in the first sentence of this paragraph) in the Capital Expenditures covenant set forth in this Section 6.16(b).”

2. Conditions Precedent to Agreement. This Amendment shall become effective only upon satisfaction in full in the reasonable judgment of the Agent of each of the following conditions:
     (a) Agent shall have received an amendment to the Newcastle Note, in form and substance satisfactory to Agent, and duly executed and delivered by the parties thereto.
     (b) Agent shall have received the amendment to the fee letter attached hereto as Exhibit A, duly executed and delivered by an authorized official of each Borrower and the same shall be in full force and effect.
     (c) After giving effect to this Amendment, the representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, on and as of such earlier date).
     (d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, or any Lender.
     (e) Borrower shall pay concurrently with the closing of the transactions evidenced by this Amendment, all Lender Group Expenses then payable pursuant to Section 17.10 of the Credit Agreement.
     (f) No Default or Event of Default shall have occurred and be continuing on the effective date of this Amendment, nor shall either result immediately after the consummation of the transactions contemplated herein.
     (g) Agent shall have received payment in full in immediately available funds of the Amendment Fee described in Section 4 of this Amendment.
3. Representations and Warranties. Each Borrower hereby represents and warrants to Agent and each Lender as follows:
     (a) The execution, delivery, and performance by such Borrower of this Amendment and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.
     (b) The execution, delivery, and performance by such Borrower of this Amendment and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contract or undertaking of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv)

require any approval of any Borrower’s interestholders or any approval or consent of any Person under any Material Contract of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.
     (c) This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Loan Document is the legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, and is in full force and effect except as such validity and enforceability is limited by the laws of insolvency and bankruptcy, laws affecting creditors’ rights and principles of equity applicable hereto.
     (d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against any Borrower, any Guarantor, Agent or any Lender.
     (e) No Default or Event of Default has occurred and is continuing on the date hereof or as of the date of the effectiveness of this Amendment.
     (f) The representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).
4. Amendment Fee. The Borrowers shall pay to Agent an amendment fee in the amount of $100,000 (“Amendment Fee”) in immediately available funds, which Amendment Fee shall be retained by Agent (solely for its account and not for the account of any Lender). Such Amendment Fee shall be fully earned and, except as set forth in this Section 4, non refundable on the date of this Amendment. Agent agrees that if the repayment in full of the Obligations in accordance with the terms of the Credit Agreement has occurred and all commitments to extend credit under the Loan Documents have been terminated, in each case, (a) on or prior to June 30, 2009, then Agent will refund a portion of the Amendment Fee equal to $50,000 to the Borrowers, (b) after June 30, 2009 but on or prior to July 31, 2007, then Agent will refund a portion of the Amendment Fee equal to $37,500 to the Borrowers, (c) after July 31, 2009 but on or prior to August 31, 2009, then Agent will refund a portion of the Amendment Fee equal to $25,000 to the Borrowers, or (d) after August 31, 2009 but on or prior to September 30, 2009, then Agent will refund a portion of the Amendment Fee equal to $12,500 to the Borrowers.
5. Payment of Costs and Expenses. Borrowers agree to pay all Lender Group Expenses incurred in connection with the preparation, negotiation and execution of this Amendment and the review of all documents incidental thereto in accordance with the terms of the Credit Agreement.
6. RELEASE.
          Each Borrower hereby waives, releases, remises and forever discharges each member of the Lender Group, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents (collectively, the “Releasees”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which such Borrower ever had, now has or might hereafter have against any such Releasee which relates, directly or indirectly, to the Credit Agreement or any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents. As to each and every claim released hereunder, each Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each Borrower specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
As to each and every claim released hereunder, each Borrower also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.
7. CONSTRUCTION. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF CALIFORNIA.
8. Amendments. This Amendment cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties and reduced to writing in its entirety and signed and delivered by each party.
9. Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.
10. Effect on Loan Documents.
     (a) The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. The amendments, waivers and modifications set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by the Borrower remains in the sole and absolute discretion of the Agent and the Lenders.
     (b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.
     (c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.
     (d) This Amendment is a Loan Document.
     (e) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.
11. Entire Agreement. This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.
12. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
13. Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof and as amended hereby.
14. Reaffirmation of Obligations. Each Borrower hereby reaffirms its obligations under each Loan Document to which it is a party. Each Borrower hereby further ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted, pursuant to and in connection with the Security Agreement or any other Loan Document to Agent, on behalf of itself or for the benefit of the Lender Group or the Bank Product Providers, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such liens and security interests, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof.
15. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

BELL INDUSTRIES, INC.,
a California corporation, as Borrower

By: Name:	/s/ Kevin J Thimjon Kevin J Thimjon
Title:	President & CFO

BELL INDUSTRIES, INC.,
a Minnesota corporation, as Borrower

By:	/s/ Kevin J Thimjon

Name:	Kevin J Thimjon
Title:	Treasurer

BELL TECHLOGIX, INC.,
a Delaware corporation, as Borrower

By:	/s/ Kevin J Thimjon

Name:	Kevin J Thimjon
Title:	Treasurer
[SIGNATURE PAGE TO AMENDMENT NUMBER SIX TO CREDIT AGREEMENT]

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent and as a Lender

By: Name:	/s/ Amelie Yehros Amelie Yehros
Title:	Senior Vice President
[SIGNATURE PAGE TO AMENDMENT NUMBER SIX TO CREDIT AGREEMENT]